Exhibit 99.1
Contact:
Rick Iler, CFO
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

 AMERICA'S INDEPENDENT TRUCKERS ASSOCIATION MEMBERS GET CONNECTED WITH SIRICOMM

    Independent Marketing Association Joins SiriCOMM as Value-added Reseller

Joplin, MO. - April 20, 2006-- SiriCOMM, Inc. (OTC BB: SIRC) today announced that it has signed a value-added reseller agreement with the America's Independent Truckers Association, Inc. (AITA). Under the agreement, AITA will offer SiriCOMM's InTouch wireless Internet access service to its estimated 55,000 affiliated drivers, which could significantly expand SiriCOMM's current subscriber base.

AITA, an independent marketing association, partners with leading companies in order to offer its members favorable prices, discounts and rebates on products and services that the members need and use regularly. With InTouch, AITA members will now have convenient wireless Internet access at locations across the country.

Larry Daniel, president of the AITA commented, "As more and more truckers come to rely on computers to get the job done it's important that the Internet be readily available to them. SiriCOMM is closing the digital loop for truck drivers by providing wireless Internet access at trucker-friendly locations. We are continually trying to improve the quality of life of our members during the many hours they are away from home, and we believe that providing them with SiriCOMM's InTouch is a positive step for everyone."

SiriCOMM offers InTouch wireless Internet access at each SiriCOMM Wi-Fi Hot Spot. Subscribers have always-on wireless access to the Internet anytime they are in a SiriCOMM Wi-Fi Hot Spot. This gives truck drivers and other highway travelers a convenient communication tool for both personal and business use while on the road.

David Mendez, executive vice president of sales and marketing for SiriCOMM said, "American truckers as a group have demonstrated greater computer versatility in their usage of the Internet, including gathering information, communicating with others and enjoying the many entertainment options available on the Web. We are pleased to have been chosen as a provider of Internet access to AITA's members. By signing this agreement, we are further building a core customer base from which we plan to offer additional products and services to be used over our network in the future."

With over 360 hot spots, the network of SiriCOMM Wi-Fi Hot Spots is the most widely available wireless Internet access network built for the highway transportation market. Installed at truck stops and weigh stations, the network provides subscribers with Internet access at locations nationwide that are convenient to highway travel. New hot spots are presently being installed at Petro Stopping Centers and Love's Travel Stops. The Company plans to continue installing hot spots, focusing on high-traffic locations frequented by truck drivers and other industry stakeholders.

About American Independent Trucker Association
----------------------------------------------
The American Independent Trucker Association (AITA) has over 1,100 affiliated fleets with a user base of owner operators and fleet drivers estimated to be over 55,000 members. AITA's goal is to simplify every aspect of trucking, leaving the trucker free to do his job. AITA is determined to provide the information a trucker needs in order to do his job efficiently and economically in a means that is least costly to that individual. AITA makes most of the programs, and almost all of our information openly available to non-members. It encourages truckers to join and support its association, but is not going to deprive them of the usefulness of its information for the sake of membership fees.

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About SiriCOMM
--------------
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.